UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   June 2, 2011

Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-3970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   717-763-7064

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On June 2, 2011, Barry E. Malamud, who has served as Interim Corporate Controller of Harsco Corporation (the “Company”) since April 1, 2011, was appointed to the position of Vice President and Corporate Controller. With his appointment, Mr. Malamud will also succeed Stephen J. Schnoor as the Company’s Principal Accounting Officer (Mr. Schnoor has served in the role of Principal Accounting Officer since April 1, 2011 and will continue to serve as the Principal Financial Officer of the Company).

Mr. Malamud, age 44, joined the Company in March 1992 and has served in various financial management positions for the Company since that time.  Mr. Malamud served as a Director of Corporate Accounting in the Controller’s Department from May 2001 through June 2003 and as Senior Director of Corporate Accounting in the Controller’s Department from July 2003 through May 2010.  Mr. Malamud also served as Vice President – Internal Audit for the Company from May 2010 until April 1, 2011, when he assumed the role of Interim Vice President and Corporate Controller.  Prior to joining the Company, Mr. Malamud worked for the accounting firm Coopers & Lybrand in Harrisburg, PA from July 1989 to March 1992. Mr. Malamud is a Certified Public Accountant and a graduate of Albright College with a degree in Accounting.  The Company did not alter any employment arrangements with Mr. Malamud in connection with his appointment. There are no family relationships between Mr. Malamud and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no reportable transactions between Mr. Malamud or any immediate family member and the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION
(Registrant)

Date: June 8, 2011	By:	/s/ Stephen J. Schnoor
Stephen J. Schnoor
Senior Vice President, Chief Financial Officer and Treasurer